Form 8-K

                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION

                    Washington, D. C.  20549

                 PURSUANT TO SECTION 13 OR 15(d) OF
               THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report(Date of earliest event reported):
                        July 28, 1998


                    WESTMORELAND COAL COMPANY
                    -------------------------
     (Exact name of registrant as specified in its charter)


          DELAWARE                0-752             23-1128670
          --------                -----             ----------
(State or other jurisdiction  (Commission File  (I.R.S. Employer
of incorporation or            Number            Identification
organization)                                    No.)


2 North Cascade Avenue, 14th Floor, Colorado Springs, Colorado
--------------------------------------------------------------
80903
-----
(Address of principal executive offices)
(Zip Code)

Registrant's telephone number,
   including area code:                            719-442-2600
                                                   ------------

Item 5.     Other Events

     On July 28, 1998, the Company and four subsidiaries announced that they have filed a motion with the US Bankruptcy Court to dismiss their chapter 11 cases based on substantial changes in law that have resulted from recent court decisions in other cases and the significant improvement in Westmoreland's financial condition.

Item 7.     Financial Statements and Exhibits

         (c)

         No.         Description

         99.4        Press release dated July 28, 1998


                            SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                              WESTMORELAND COAL COMPANY



Date: July 29, 1998                 /s/ Robert J. Jaeger
                                    --------------------------
                                    By: Robert J. Jaeger
                                    Senior Vice President-Finance
                                    and Treasurer

<PAGE 1>
EXHIBIT 99.4

                 -------------------------------
                    Westmoreland Files Motion
                   to Dismiss Bankruptcy Cases
                 -------------------------------


Colorado Springs, CO -- July 28, 1998 -- Westmoreland Coal Company (Debtor-in-Possession) (OTC Bulletin Board: WMCLQ) and four subsidiaries announced today that they have filed a motion with the US Bankruptcy Court to dismiss their chapter 11 cases based on substantial changes in law that have resulted from recent court decisions in other cases and the significant improvement in Westmoreland's financial condition. The Company believes that dismissal of the chapter 11 cases will benefit all creditors and the shareholders. Westmoreland and the subsidiaries filed for protection under chapter 11 of the US Bankruptcy Code on December 23, 1996.

As a result of its continued turnaround efforts, the automatic stay under chapter 11 of the UMWA Combined Benefit Fund and the UMWA 1992 Benefit Plan assessments and certain highly favorable events, the Company's financial condition has improved significantly since the petition date. The Company is now able to (1) immediately pay in full all undisputed claims, in cash, with interest; (2) provide such security as is required by section 9712(d)(1)(C) of the Coal Act (approximately $20.8 million) by the dismissal date; (3) meet all of its presently foreseeable obligations, including future premiums ordinarily assessed by the UMWA Combined Benefit Fund and the UMWA 1992 Benefit Plan; and (4) reinvest a significant residual cash balance in new opportunities in an effort to increase the Company's value through the use of its $224 million net operating loss carryforward ("NOL"). In order to protect the interests of the Companies' numerous retirees and their dependents, who rely on the Company and the Funds for their medical benefits, the proposed terms of dismissal include a provision that the Company will not pay dividends out of existing surplus or cash in hand at the time of the dismissal. Under the proposed conditions, the Company would have the right to pay dividends out of future earnings to the extent permitted by Delaware law.

Westmoreland believes that the UMWA Health and Benefit Funds' ("Funds") plan of reorganization currently pending before the Bankruptcy Court is not confirmable. This contention is based in part on the recent Tenth Circuit Court of Appeals ruling in the Sunnyside case which holds that the Funds' claims are administrative priority taxes, and therefore cannot include the present value of future, post-bankruptcy assessments. As such, the Funds' plan of reorganization violates the Bankruptcy Code by paying the Funds far in excess of their allowable claims and depriving shareholders of their ownership interests. Also, the recent US Supreme Court ruling in the Eastern case undermines the viability of the Coal Act by abrogating a fundamental part of its funding scheme which may lead to the overall invalidation of the Act or new legislation.

<PAGE 2>
Westmoreland has also received notice that the recently formed Official Committee of Equity Security Holders intends to file a motion today based on the Sunnyside ruling as well. The Committee argues that upon liquidation in chapter 7, the Funds' claims would be limited to only those amounts incurred during the bankruptcy, which would leave a residual value for distribution to shareholders. It is Westmoreland's position that dismissal, rather than conversion of the chapter 11 cases, is preferable and should be granted by the Court for the benefit of the creditors and to allow for the preservation and creation of substantial value for shareholders.

Westmoreland Coal Company, headquartered in Colorado Springs, CO is engaged in Powder River Basin coal mining, independent power and coal shipping and terminal facility operations.


     The foregoing information contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements including without limitation: the decisions of the Bankruptcy Court, general economic and competitive conditions, the completion of the sale of a significant asset and the ability to reinvest excess cash at an acceptable rate of return. Factors that could  cause  actual results to differ materially  from
     those in the forward-looking statements, or that contribute to such a difference, are identified in the Motion to Dismiss.


                                #

   For further information contact Diane Jones (719) 442-2600.